Exhibit 10.1

Execution Version

COCA-COLA BOTTLING CO. CONSOLIDATED

$300,000,000

PRIVATE SHELF FACILITY

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

Dated June 10, 2016

TABLE OF CONTENTS

(Not Part of Agreement)

4.	PREPAYMENTS		9

	4A.	[Reserved]	9

	4B.	Required Prepayments of Shelf Notes	9

	4C.	Optional Prepayment with Yield-Maintenance Amount	9

	4D.	Notice of Optional Prepayment	9

	4E.	Application of Prepayments	10

	4F.	No Acquisition of Notes	10

5.	AFFIRMATIVE COVENANTS		10

	5A.	Financial Statements; Notice of Defaults	10

	5B.	Use of Proceeds	11

	5C.	Certain Notices	11

	5D.	Conduct of Business	12

	5E.	Taxes	12

	5F.	Insurance	13

	5G.	Compliance with Law	13

	5H.	Maintenance of Property	13

	5I.	Inspection of Property	13

	5J.	Preservation of Material Agreements	13

	5K.	Payment of Claims	13

	5L.	Information Required by Rule 144A	14

	5M.	Subsidiary Guarantors	14

6.	NEGATIVE COVENANTS		15

	6A.	Merger, Consolidation, Etc	15

	6B.	Liens	15

	6C.	Asset Dispositions	16

	6D.	Subsidiary Debt	18

	6E.	Financial Covenants	18

	6E(1).	Consolidated Cash Flow/Fixed Charges Ratio	18

	6E(2).	Consolidated Funded Indebtedness/Cash Flow Ratio	18

	6F.	Terrorism Sanctions Regulations	18

	6G.	Most Favored Lender Status	18

2

7.	EVENTS OF DEFAULT		19

	7A.	Acceleration	19

	7B.	Rescission of Acceleration	22

	7C.	Notice of Acceleration or Rescission	22

	7D.	Other Remedies	22

8.	REPRESENTATIONS, COVENANTS AND WARRANTIES		23

	8A.	Organization; Corporate Power; Due Authorization	23

	8B.	Enforceability	23

	8C.	Financial Statements	24

	8D.	No Material Adverse Change	24

	8E.	Actions Pending	24

	8F.	Margin Stock	24

	8G.	Investment Company Status	24

	8H.	No Untrue Statement of Material Fact	25

	8I.	Annual Reports	25

	8J.	Compliance with Laws	25

	8K.	Taxes	25

	8L.	Material Subsidiaries	26

	8M.	Offering of Notes	26

	8N.	Foreign Assets Control Regulations, Etc	26

	8O.	Rule 144A	28

	9.	REPRESENTATIONS OF THE PURCHASERS	28

	9A.	Nature of Purchase	28

	9B.	Source of Funds	28

	9C.	Independent Investigation	30

10.	DEFINITIONS; ACCOUNTING MATTERS		30

	10A.	Yield-Maintenance Terms	30

	10B.	Other Terms	31

	10C.	Accounting Principles, Terms and Determinations	44

11.	MISCELLANEOUS		45

	11A.	Note Payments	45

	11B.	Expenses; Indemnification	45

	11C.	Consent to Amendments	46

3

11D.	Form, Registration, Transfer and Exchange of Notes; Lost Notes	47

11E.	Persons Deemed Owners; Participations	48

11F.	Survival of Representations and Warranties; Entire Agreement	48

11G.	Successors and Assigns	48

11H.	Independence of Covenants	48

11I.	Notices	49

11J.	Payments Due on Non-Business Days	49

11K.	Severability	49

11L.	Descriptive Headings	49

11M.	Satisfaction Requirement	49

11N.	Governing Law	50

11O.	Consent to Jurisdiction; Waiver or Immunities	50

11P.	WAIVER OF JURY TRIAL	50

11Q.	Severalty of Obligations	51

11R.	Counterparts	51

11S.	Binding Agreement	51

11T.	Maximum Interest Payable	51

11U.	Directly or Indirectly	52

11V.	Transaction References	52

PURCHASER SCHEDULE

SCHEDULE 6B – EXISTING LIENS

SCHEDULE 6E – PERMITTED INDEBTEDNESS

SCHEDULE 8E – ACTIONS PENDING

SCHEDULE 8K – TAX CLAIMS

SCHEDULE 8J – LITIGATION

SCHEDULE 8L – SUBSIDIARIES AND MATERIAL SUBSIDIARIES

EXHIBIT A - FORM OF SHELF NOTE

EXHIBIT B – FORM OF FUNDS DELIVERY INSTRUCTION LETTER

EXHIBIT C - FORM OF REQUEST FOR PURCHASE

EXHIBIT D - FORM OF CONFIRMATION OF ACCEPTANCE

EXHIBIT E - FORM OF COMPLIANCE CERTIFICATE

4

COCA-COLA BOTTLING CO. CONSOLIDATED

4100 Coca-Cola Plaza

Charlotte, NC 28211

As of June 10, 2016

PGIM, Inc. (“Prudential”)

The Prudential Insurance Company

    of America (“PICA”)

Each Prudential Affiliate (as hereinafter

defined) which becomes bound by certain

provisions of this Agreement as hereinafter

provided (together with PICA, the “Purchasers”)

c/o Prudential Capital Group

1075 Peachtree St., Suite 3600

Atlanta, Georgia 30309

Ladies and Gentlemen:

The undersigned, Coca-Cola Bottling Co. Consolidated (herein called the “Company”), hereby agrees with you as follows:

1. AUTHORIZATION OF ISSUE OF NOTES.

The Company will authorize the issue of its senior promissory notes (the “Shelf Notes”) in the aggregate principal amount of $300,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than twelve (12) years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than twelve (12) years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to paragraph 2B(6), but with interest at the Default Rate if an Event of Default described in paragraph 7A(i) or (ii) has occurred and is continuing and at the Default Rate on any overdue Yield-Maintenance Amount and interest, and to be substantially in the form of Exhibit A attached hereto. The terms “Note”, “Notes”, “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

2. PURCHASE AND SALE OF NOTES.

2A. [Reserved].

2B. Purchase and Sale of Shelf Notes.

2B(1). Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential and Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. The “Available Facility Amount” at any time shall mean (x) $300,000,000 less (y) the aggregate principal amount of Shelf Notes previously purchased and sold pursuant to this Agreement, less (z) the aggregate principal amount of Accepted Notes that have not been purchased and sold hereunder and for which closing has not been cancelled. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

2B(2). Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

2B(3). Periodic Spread Information. Not later than 9:30 A.M. (New York City time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by telecopier or telephone, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City time) on such Business Day, on the following Business Day), information (by telecopier or telephone) with respect to various spreads at which Prudential or Prudential Affiliates might be interested in purchasing Shelf Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five Business Days or such other period as shall be mutually agreed to by the Company and Prudential. The amount and content of information so provided shall be in the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility. Information so provided shall not constitute an offer to purchase Shelf Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Shelf Notes at the spreads specified. Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of the fifth Business Day after such day and the first day after such day on which further spread information is provided. Prudential may suspend or terminate providing information pursuant to this paragraph 2B(3) for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.

2B(4). Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $25,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semi-annual in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 25 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true in all material respects on and as of the date of such Request for Purchase after giving effect to any updated schedules and that there exists on the date of such Request for Purchase no Event of Default or Default, (vii) specify whether the fee to be due pursuant to paragraph 2B(9)(ii) should be included in the rate quotes Prudential may provide pursuant to paragraph 2B(5) or will be paid separately by the Company on the Closing Day for such purchase and sale, and (viii) be substantially in the form of Exhibit C attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

2B(5). Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(4), Prudential may, but shall be under no obligation to, provide to the Company by telephone or telecopier, in each case between 9:30 A.M. and 1:30 P.M. New York City time (or such later time as Prudential may elect) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

2B(6). Acceptance. Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to paragraph 2B(5) or such shorter period as Prudential may specify to the Company (such period herein called the “Acceptance Window”), the Company may, subject to paragraph 2B(7), elect to accept such interest rate quotes as to not less than $25,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being herein called an “Accepted Note”) as to which such acceptance (herein called an “Acceptance”) relates. The day the Company notifies an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2B(7) and the other terms and conditions hereof, the Company agrees to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit D attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to its receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

2B(7). Market Disruption. Notwithstanding the provisions of paragraph 2B(6), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(5) and thereafter prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(6) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(7) are applicable with respect to such Acceptance.

2B(8). Facility Closings. Not later than 11:30 A.M. (New York City time) on the Closing Day for any Accepted Notes, the Company will deliver each

Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of the King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(8), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2B(9)(iii) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may elect to reschedule a closing with respect to any given Accepted Notes on not more than one occasion, unless Prudential shall have otherwise consented in writing.

2B(9). Fees.

2B(9)(i). Facility Fee. In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, at the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to Prudential in immediately available funds a fee (herein called the “Facility Fee”) in the amount of $75,000.

2B(9)(ii). Issuance Fee. The Company will pay to Prudential in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day in an amount equal to 0.10% of the aggregate principal amount of Notes sold on such Closing Day, unless the Company shall have requested pursuant to the applicable Request for Purchase that such fee be included in the rate quotes Prudential may provide pursuant to paragraph 2B(5).

2B(9)(iii). Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such

Accepted Note, the Company will pay to Prudential, for itself or the account of the holders of Notes being purchased, (a) on the Cancellation Date or actual closing date of such purchase and sale and (b) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) calculated as follows:

(BEY - MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(8).

2B(9)(iv). Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(6) or the penultimate sentence of paragraph 2B(8) that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay the Purchasers in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning ascribed to it in paragraph 2B(9)(iii). The foregoing bid and ask prices shall be as reported by Telerate Systems,

Inc. (or, if such data for any reason ceases to be available through Telerate Systems, Inc., any publicly available source of similar market data). Each price shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

3. CONDITIONS OF CLOSING. The obligation of any Purchaser to purchase and pay for any Notes is subject to the satisfaction, on or before the Closing Day for such Notes, of the following conditions:

3A. Closing Documents. Such Purchaser shall have received the following, each dated the date of the applicable Closing Day:

(i) The Note(s) to be purchased by such Purchaser.

(ii) A favorable opinion of Moore & Van Allen, PLLC, special counsel to the Company and any Guarantor (or such other counsel designated by the Company and any Guarantor and acceptable to each Purchaser) in form, substance and scope reasonably satisfactory to the Purchasers. The Company hereby directs each such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser will and hereby is authorized to rely on such opinion.

(iii) The Articles of Incorporation of the Company and any Guarantor, in each case certified as of a recent date by the Secretary of State of the state in which such party is organized (or a certification by an Authorized Officer that the Articles of Incorporation most recently delivered to the Purchasers have not been amended).

(iv) The Bylaws of the Company and any Guarantor certified by the Secretary of their respective Secretaries (or a certification by an Authorized Officer that the Bylaws most recently delivered to the Purchasers have not been amended).

(v) An incumbency certificate signed by the Secretary or an Assistant Secretary and one other officer (who is not signing any other document or agreement in connection herewith) of the Company and any Guarantor certifying as to the names, titles and true signatures of the officers of the Company and any Guarantor authorized to sign this Agreement, the Notes and the other documents to be delivered hereunder.

(vi) A certificate of the Secretary of the Company and any Guarantor (A) attaching resolutions of the Board of Directors of the Company and any Guarantor evidencing approval of the transactions contemplated by this Agreement and the issuance of the Notes and any Guaranty and the execution, delivery and performance thereof, and authorizing certain officers to execute and deliver the same, and certifying that such resolutions were duly and validly adopted and have not since been amended, revoked or rescinded, and (B) certifying that no dissolution or liquidation proceedings as to the Company or any Guarantor have been commenced or are contemplated.

(vii) An Officer’s Certificate certifying as to the matters set forth in Paragraph 3C below.

(viii) Good standing certificates as to each of the Company and any Guarantors dated as of a recent date from the jurisdictions in which it is organized or incorporated and each other jurisdiction where a failure to be qualified could reasonably be expected to have a Material Adverse Effect.

(ix) Such additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

3B. Opinion of Purchaser’s Special Counsel. Such Purchaser shall have received from King & Spalding, LLP or such other counsel who is acting as special counsel for it in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.

3C. Representations and Warranties; No Default. The representations and warranties contained in paragraph 8 shall be true in all material respects on and as of such Closing Day, except to the extent of changes caused by the transactions herein contemplated; there shall exist on such Closing Day no Event of Default or Default.

3D. Purchase Permitted by Applicable Laws. The purchase of and payment for the Notes to be purchased by such Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.

3E. Payment of Fees and Expenses. The Company shall have paid to Prudential any fees due it pursuant to or in connection with this Agreement, including any Facility Fee due pursuant to paragraph 2B(9)(i), any Issuance Fee due pursuant to paragraph 2B(9)(ii) and any Delayed Delivery Fee due pursuant to paragraph 2B(9)(iii). In addition, the Company shall have paid on or before the Closing all reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in paragraph 3B to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Day.

3F. Payment Instructions. Each Purchaser shall have received the letter described in paragraph 2 on the letterhead of the Company at least 48 hours prior to the applicable Closing Day.

3G. Sale to Other Purchasers. The Company shall be selling simultaneously all Notes to be purchased at the closing to all Purchasers for payment in full at such closing.

3H. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes to be purchased.

4. PREPAYMENTS. The Shelf Notes shall be subject to required prepayment as and to the extent provided in paragraph 4B. The Shelf Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4C. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A or 4B.

4A. [Reserved].

4B. Required Prepayments of Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series. For the avoidance of doubt, the termination of the Issuance Period pursuant to paragraph 2B(2) shall not result in the acceleration or other required prepayment of the Notes.

4C. Optional Prepayment with Yield-Maintenance Amount. The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in a minimum amount of $1,000,000 and integral multiples thereof), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of the Notes pursuant to this paragraph 4C shall be applied in satisfaction of required payments of principal on a pro rata basis.

4D. Notice of Optional Prepayment. The Company shall give the holder of each Note of a Series irrevocable written notice of any prepayment pursuant to paragraph 4C not less than 10 Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of the Notes of such Series held by such holder to be prepaid on such date and that such prepayment is to be made pursuant to paragraph 4C. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date.

4E. Application of Prepayments. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraphs 4A, 4B or 4C, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, for the purpose of this paragraph 4E only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A, 4B or 4C) according to the respective unpaid principal amounts thereof.

4F. No Acquisition of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A, 4B or 4C or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder.

5. AFFIRMATIVE COVENANTS. At any time that any Note is outstanding and unpaid, the Company covenants as follows:

5A. Financial Statements; Notice of Defaults. The Company will deliver to each holder of any Notes in duplicate:

(i) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, copies of the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such year and of the related consolidated statements of operations, cash flows and changes in stockholders’ equity for such year, setting forth in each case in comparative form the figures for the previous year, certified without qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing; provided that delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Securities Exchange Act of 1934) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this clause (i) of paragraph 5A;

(ii) as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Company, copies of the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and of the related unaudited consolidated statements of operations, cash flows and changes in stockholders’ equity of the Company and its Consolidated Subsidiaries for such quarterly period and the portion of the fiscal year through such date, setting forth in each case in comparative form figures for the previous year, certified by a Responsible Officer (subject to normal year-end audit adjustments); provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this clause (ii) of paragraph 5A;

(iii) concurrently with the delivery of the financial statements referred to in clauses (i) and (ii) above, a Compliance Certificate;

(iv) promptly upon the filing thereof, copies of all registration statements and annual and quarterly reports which the Company files with the Securities and Exchange Commission; and

(v) such other information relating to the Company and its Subsidiaries as any Purchaser may from time to time reasonably request;

Documents required to be delivered pursuant to clauses (i) and (ii) of this paragraph 5A may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System; provided that the Company shall notify (which may be by facsimile or electronic mail) the holders of the Notes of the filing of any such documents and provide to the holders of the Notes by electronic mail electronic versions (i.e., soft copies) of such documents.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or officer, as the case may be, and disclosed therein).

5B. Use of Proceeds. The Company will, and will cause each Subsidiary to, use the proceeds of the Notes, solely for its general corporate purposes; provided that the Purchasers shall not have any responsibility as to the use of any such proceeds. The Company shall not use, and shall procure that its Subsidiaries shall not use, the proceeds of any Note in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

5C. Certain Notices.

5C(1). The Company will give notice in writing to each holder of a Note of (i) the occurrence of any Default or Event of Default and (ii) any change in the rating of the long-term senior unsecured non-credit-enhanced debt obligations of the Company by Moody’s S&P or Fitch, each such notice to be given promptly and in any event within five (5) days after occurrence thereof.

5C(2). Promptly after the Company, any member of a Controlled Group or any administrator of a Plan:

(i) receives the notification referred to in clauses (ix)(A), (ix)(D) or (ix)(G) of paragraph 7A,

(ii) has knowledge of (A) the occurrence of a Reportable Event with respect to a Plan; (B) any event which has occurred or any action which has been taken to amend or terminate a Plan as referred to in clauses (ix)(B) and (ix)(F) of paragraph 7A; (C) any event which has occurred or any action which has been taken which could result in complete withdrawal, partial withdrawal, or secondary liability for withdrawal liability payments with respect to a Multiemployer Plan as referred to in clause (ix)(G) of paragraph 7A; or (D) any action which has been taken in furtherance of, any agreement which has been entered into for, or any petition which has been filed with a United States district court for, the appointment of a trustee for a Plan as referred to in clause (ix)(C) of paragraph 7A, or

(iii) files a notice of intent to terminate a Plan with the Internal Revenue Service or the PBGC; or files with the Internal Revenue Service a request pursuant to Section 412(d) of the Code for a variance from the minimum funding standard for a Plan; or files a return with the Internal Revenue Service with respect to the tax imposed under Section 4971(a) of the Code for failure to meet the minimum funding standards established under Section 412 of the Code for a Plan, the Company will furnish to each holder of a Note a copy of any notice received, request or petition filed and agreement entered into; the most recent Annual Report (Form 5500 Series) and attachments thereto for the Plan; the most recent actuarial report for the Plan; any notice, return or materials required to be filed with the Internal Revenue Service in connection with the event, action or filing; and a written statement of a Responsible Officer describing the event or the action taken and the reasons therefor.

5D. Conduct of Business. The Company will, and will cause each Material Subsidiary to, do all things necessary (if applicable) to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where such failure to remain in good standing or to maintain such authority may not reasonably be expected to have a Material Adverse Effect. The Company will continue to engage in its business substantially as conducted on the date hereof, and, except where such failure may not reasonably be expected to have a Material Adverse Effect, will cause its Subsidiaries to continue to engage in their business substantially as conducted on the date hereof.

5E. Taxes. The Company will, and will cause each Subsidiary to, pay when due all material taxes, duties, imposts, deductions, assessments, fees and governmental charges, withholdings and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

5F. Insurance. The Company will, and will cause each Material Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all or substantially all of its Property, in such amounts and covering such risks as is consistent with sound business practice for Persons in substantially the same industry as the Company or such Subsidiary, and the Company will furnish to each holder of a Note upon request full information as to the insurance carried.

5G. Compliance with Law. The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject (including ERISA and applicable Environmental Laws), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers and employees and agents with all laws, rules and regulations (federal, state and local).

5H. Maintenance of Property. The Company will, and will cause each Material Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to so maintain, preserve, protect and repair could not reasonably be expected to have a Material Adverse Effect.

5I. Inspection of Property. The Company will, and will cause each Subsidiary to, permit each Significant Holder, at its sole cost and expense (except that if an Event of Default has occurred and is continuing, the Company will indemnify each Significant Holder against such cost and expense), to inspect any of the Property, corporate books and financial records of the Company and such Subsidiary, to examine and make copies of the books of account and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable notice and at such reasonable times during the Company’s normal business hours and intervals as the Required Holders may designate.

5J. Preservation of Material Agreements. Except in connection with dispositions of assets or other transactions permitted by this Agreement, the Company will, and will cause its Subsidiaries to, use commercially reasonable efforts to maintain in full force and effect all material agreements necessary for the conduct of the Company’s business, except where such failure to so use such commercially reasonable efforts could not reasonably be expected to have a Material Adverse Effect.

5K. Payment of Claims. The Company will, and will cause each Subsidiary to, pay or discharge any of the following described taxes, assessments, charges, levies, claims and liabilities which are material to the Company and its Subsidiaries when taken as a whole:

(i) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges or levies imposed upon it or any of its Property or income;

(ii) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such Property; and

(iii) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such Property (other than Liens not forbidden by paragraph 6B hereof) or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Company or such Subsidiary in a case under Title 11 (Bankruptcy) of the United States Code, as amended, or in any insolvency proceeding or dissolution or winding-up involving the Company or such Subsidiary;

provided; that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, the Company or such Subsidiary need not pay or discharge any such tax, assessment, charge, levy, claim or current liability so long as the validity thereof is contested in good faith and by appropriate proceedings diligently conducted and so long as such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor and so long as such failure to pay or discharge does not have a Material Adverse Effect.

5L. Information Required by Rule 144A. The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of Section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5L, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5M. Subsidiary Guarantors. The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:

(i) enter into a guarantee agreement in form and substance reasonably acceptable to the Required Holders; and

(ii) deliver the following to each of holder of a Note:

(A) a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in paragraph 8 of this Agreement (but with respect to such Subsidiary and such guarantee agreement rather than the Company);

(B) all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such guarantee agreement and the performance by such Subsidiary of its obligations thereunder; and

(C) an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such guarantee agreement as the Required Holders may reasonably request.

6. NEGATIVE COVENANTS. At any time that any Note is outstanding and unpaid, the Company covenants as follows:

6A. Merger, Consolidation, Etc. The Company will not, and will not permit any Material Subsidiary to, merge or consolidate with or into any other Person, except that (a) a Material Subsidiary may merge into the Company or another Material Subsidiary and (b) the Company or any Material Subsidiary may merge or consolidate with any other Person, provided that (1) in the case of such a merger or consolidation involving the Company, the Company shall be the continuing or surviving corporation and (2) in the case of such a merger or consolidation involving a Material Subsidiary, a Material Subsidiary shall be the continuing or surviving corporation, provided further that nothing herein shall be deemed to prohibit a merger or consolidation by a Subsidiary with or into another Person (other than the Company) in connection with an exchange or restructuring of bottling territories permitted under paragraph 6C(vii), and provided further that in each case, prior to and after giving effect to any such merger or consolidation, no Default or Event of Default shall exist.

6B. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, or suffer to exist any Lien in or on the Property of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, except:

(i) the existing Liens listed in Schedule 6B hereto (as updated pursuant to the first Request for Purchase delivered hereunder for which Notes have been accepted) and other Liens existing on the date of this Agreement securing an obligation in an amount, in the case of each such obligation, of less than $5,000,000 (and extension, renewal and replacement Liens upon the same Property previously subject to such an existing Lien, provided the amount secured by each Lien constituting such an extension, renewal or replacement Lien shall not exceed the amount secured by the Lien previously existing);

(ii) Liens arising from taxes, assessments, or claims described in paragraph 5K hereof that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the proviso to such paragraph 5K;

(iii) deposits or pledges to secure worker’s compensation, unemployment insurance, old age benefits or other social security obligations, or in connection with or to secure the performance of bids, tenders, trade contracts or leases, or to secure statutory obligations, or stay, surety or appeal bonds, or other pledges or deposits of like nature and all in the ordinary course of business;

(iv) Liens on Property securing all or part of the purchase price thereof (including without limitation Liens in respect of leases of personal or real Property) and Liens (whether or not assumed) existing in Property at the time of purchase thereof by the Company or a Subsidiary, as the case may be (and extension, renewal and replacement Liens upon the same property previously subject to a Lien described in this clause (iv), provided the amount secured by each Lien constituting such extension, renewal or replacement shall not exceed the amount secured by the Lien previously existing), provided that each such Lien is confined solely to the Property so purchased, improvements thereto and proceeds thereof;

(v) Liens resulting from progress payments or partial payments under United States Government contracts or subcontracts thereunder;

(vi) Liens arising from legal proceedings, so long as such proceedings are being contested in good faith by appropriate proceedings diligently conducted and execution is stayed on all judgments resulting from any such proceedings;

(vii) zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not in the aggregate materially detract from the value of a Property to, or materially impair its use in the business of, the Company or such Subsidiary; and

(viii) other Liens securing Indebtedness in an aggregate amount, as to all Liens under this clause (viii), not exceeding, when aggregated with the aggregate amount of Indebtedness permitted by paragraph 6D(ii), $100,000,000 at any time outstanding; provided, further, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure any Indebtedness outstanding under or pursuant to any Material Credit Facility pursuant to this paragraph 6B(viii) unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

6C. Asset Dispositions. The Company will not, and will not permit any Subsidiary to, sell, convey, assign, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this paragraph 6(C) as a “transaction” and any series of related transactions constituting but a single transaction), any of its Property, tangible or intangible, except:

(i) transactions (including sales of trucks, vending machines and other equipment) in the ordinary course of business;

(ii) transactions between Consolidated Subsidiaries or between the Company and Consolidated Subsidiaries;

(iii) any sale of real property not used in the current operations of the Company, provided that the aggregate proceeds of sales pursuant to this clause (iii) shall not exceed $25,000,000 in any fiscal year of the Company;

(iv) other sales, conveyances, assignments or other transfers or dispositions in immediate exchange for cash or tangible assets, subject to prior approval in each case by the Required Holders;

(v) other sales, conveyances, assignments or other transfers or dispositions during any fiscal year of the Company of assets with a book value that do not exceed an aggregate of fifteen percent (15.0%) of the book value of Consolidated Total Assets of the Company (determined at the time of making such sale, conveyance, assignment or other transfer or disposition by reference to the Company’s financial statements most recently delivered pursuant to paragraph 5A(i) or 5A(ii).

(vi) the sale for cash of any and all accounts receivable in a face amount not to exceed $50,000,000;

(vii) dispositions of Persons, assets, franchises and businesses after the date hereof in connection with an exchange or restructuring of bottling territories; provided that on a pro forma basis after giving effect to any such restructuring of, or to any such disposition and the related acquisition of bottling territories by the Company or its Subsidiaries, the Company remains in compliance with the covenants set forth in paragraphs 6E(1) and 6E(2); and

(viii) transfers or dispositions for cash, other than as provided by clauses (i) through (vii) above, if (x) on the date of the consummation thereof, the Company permanently reduces the revolving credit commitment amount under the Senior Credit Agreement in an amount equal to the cash proceeds of such transfers or dispositions less the amount of transaction costs and income taxes incurred by the Company or one of its Subsidiaries in connection with such transfer or disposition and (y) after giving effect to such transfer or disposition, the proceeds from all such transfers and dispositions under this clause (viii) would not exceed $250,000,000; provided, that the foregoing limitations and restrictions shall not apply if the proceeds of any such transfer or disposition are used to repay the outstanding principal amount of all Notes.

6D. Subsidiary Debt. Except as disclosed in Schedule 6E (as updated pursuant to the first Request for Purchase delivered hereunder for which Notes have been accepted), the Company will not permit any Subsidiary to incur or permit to exist any Indebtedness except (i) Indebtedness to the Company or another Subsidiary and (ii) other Indebtedness in an aggregate amount not exceeding, when aggregated with the aggregate amount of Indebtedness permitted by paragraph 6B(viii), $100,000,000 at any time outstanding.

6E. Financial Covenants.

6E(1). Consolidated Cash Flow/Fixed Charges Ratio. The Company will not permit the Consolidated Cash Flow/Fixed Charges Ratio, as determined quarterly as of the last day of each fiscal quarter of the Company (and treating such fiscal quarter as having been completed), to be less than 1.50 to 1.00.

6E(2). Consolidated Funded Indebtedness/Cash Flow Ratio. The Company will not permit the Consolidated Funded Indebtedness/Cash Flow Ratio, as determined quarterly as of the last day of each fiscal quarter of the Company (and treating such fiscal quarter as having been completed), to exceed 6.00 to 1.00.

6F. Terrorism Sanctions Regulations. The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any Purchaser or holder to be in violation of any law or regulation applicable to such Purchaser or holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any Purchaser or holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

6G. Most Favored Lender Status. In the event the Company or any Subsidiary shall amend the Senior Credit Agreement after the date of this Agreement such that the Senior Credit Agreement contains one or more Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in the Senior Credit Agreement. The Company further covenants to promptly execute and deliver at its expense (including the fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this paragraph 6G, but shall merely be for the convenience of the parties hereto.

7. EVENTS OF DEFAULT.

7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) the Company defaults in the payment of any principal of, or Yield- Maintenance Amount payable with respect to, any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii) the Company defaults in the payment of any interest on any Note or any other amount payable hereunder when due and such failure remains unremedied for three (3) Business Days; or

(iii) any representation or warranty made by or on behalf of the Company, any Subsidiary or any of their officers herein or in any writing furnished in connection with or pursuant to this Agreement or the transactions contemplated hereby shall be false in any material respect on the date as of which made; or

(iv) (A) the Company shall fail to perform or observe any term, covenant or agreement contained in paragraphs 5B, 5C(1), 6A, 6E(1) or 6E(2), (B) the Company shall fail to perform or observe the covenant contained in paragraph 5A and such failure remains unremedied for five (5) Business Days or (C) Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed, and such failure, in the case of this clause (C), remains unremedied for thirty (30) days after notice thereof shall have been given to the Company by the Required Holders; or

(v) the Company or any of its Subsidiaries shall fail to pay any principal of or interest on any other Indebtedness which is outstanding in an aggregate principal amount of at least $50,000,000, or its equivalent in other currencies (in this clause (v) called “Material Indebtedness”), in the aggregate when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Indebtedness, or to require the same to be prepaid or defeased (other than by a regularly required payment); or

(vi) the Company or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and such proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or the Company or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subparagraph (vi); or

(vii) (A) the Company or any of its Subsidiaries shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition with respect to it or its debts under any such law, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its Property, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (A) above which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (C) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its Property which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (D) the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A), (B), or (C) above; or

(viii) a Change in Control shall occur;

(ix) the Required Holders shall determine in good faith (which determination shall be conclusive) that the potential liabilities associated with the events set forth in clauses (A) through (G) below, individually or in the aggregate, could have a Material Adverse Effect:

(A) the PBGC notifies a Plan pursuant to Section 4042 of ERISA by service of a complaint, threat of filing a law suit or otherwise of its determination that an event described in Section 4042(a) of ERISA has occurred, a Plan should be terminated or a trustee should be appointed for a Plan; or

(B) any action is taken to terminate a Plan pursuant to its provisions or the plan administrator files with the PBGC a notice of intent to terminate a Plan in accordance with Section 4041 of ERISA; or

(C) any action is taken by a plan administrator to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA; or

(D) a return is filed with the Internal Revenue Service, or a Plan is notified by the Secretary of the Treasury that a notice of deficiency under Section 6212 of the Code has been mailed, with respect to the tax imposed under Section 4971(a) of the Code for failure to meet the minimum funding standards established under Section 412 of the Code; or

(E) a Reportable Event occurs with respect to a Plan; or

(F) any action is taken to amend a Plan to become an employee benefit plan described in Section 4021(b)(1) of ERISA, causing a Plan termination under Section 4041(e) of ERISA; or

(G) the Company or any member of a Controlled Group receives a notice of liability or demand for payment on account of complete withdrawal under Section 4203 of ERISA, partial withdrawal under Section 4205 of ERISA or on account of becoming secondarily liable for withdrawal liability payments under Section 4204 of ERISA (sale of assets); or

(x) the Company or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money, either singly or in the aggregate, in excess of $50,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith;

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, any holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued thereon and the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (vi) or (vii) of this paragraph 7A with respect to the Company or any Guarantor, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate and notice of acceleration of maturity), all of which are hereby waived by the Company, and (c) with respect to any event constituting an Event of Default (including an event described in clause (a) above), the Required Holder(s) of the Notes of any Series may at its or their option, by notice in writing to the Company, declare all of the Notes of such Series to be, and all of the Notes of such Series shall thereupon be and become, immediately due and payable together with interest accrued thereon and the Yield-Maintenance Amount, if any, with respect to each Note of such Series, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company.

The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of the Yield-Maintenance Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

7B. Rescission of Acceleration. At any time after any or all of the Notes of any Series shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of the Notes of such Series may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes of such Series, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes of such Series which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes of such Series, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C. Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

7D. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows (all references to “Subsidiary” and “Subsidiaries” in this paragraph 8 shall be deemed omitted if the Company has no Subsidiaries at the time the representations herein are made or repeated):

8A. Organization; Corporate Power; Due Authorization.

(i) The Company and each of its Material Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing could have a Material Adverse Effect and (iii) has all requisite power and authority to own or lease and operate its Property and to carry on its business as now conducted and as proposed to be conducted.

(ii) The making and performance by the Company of this Agreement are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not violate (a) any provision of the Company’s certificate of incorporation or by-laws, (b) any agreement, indenture or other contractual restriction binding on the Company, (c) any law, rule or regulation (including, without limitation, the Securities Act of 1933 and the Exchange Act and the regulations thereunder, and Regulations T, U or X), or (d) any order, writ, judgment, injunction, decree, determination or award binding on the Company. The Company is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any contractual restriction binding upon it, except for such violation or breach which would not have a Material Adverse Effect.

(iii) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required (other than those which have been obtained) for the making and performance by the Company of this Agreement or for the legality, validity, binding effect or enforceability thereof.

8B. Enforceability. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

8C. Financial Statements.

(i) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as at January 3, 2016 and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for the fiscal year ended on such date, audited by PricewaterhouseCoopers LLP, copies of which have heretofore been furnished to each Purchaser, are complete and correct in all material respects and present fairly the consolidated financial condition of the Company and its Consolidated Subsidiaries as of such date, and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the fiscal year then ended.

(ii) All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP for the periods involved.

(iii) As of the date hereof, neither the Company nor any of its Consolidated Subsidiaries has any material Contingent Obligation or liability for taxes, long-term lease or unusual forward or long-term commitment which is not reflected herein or in the schedules and exhibits hereto or in the foregoing financial statements or in the notes thereto.

8D. No Material Adverse Change. Since January 3, 2016, no Material Adverse Change has occurred

8E. Actions Pending. Except as disclosed in Schedule 8E (as updated pursuant to the latest Request for Purchase delivered hereunder for which Notes have been accepted), no litigation, investigation or proceeding of or before any court or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Material Subsidiaries or against any of its or their respective Property or revenues (i) with respect to this Agreement or the Notes or any of the transactions contemplated hereby or (ii) which, in the reasonable judgment of the Company, would have a Material Adverse Effect.

8F. Margin Stock. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any sale of any Notes will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, or for any purpose that violates or would be inconsistent with the provisions of Regulations T, U and X.

8G. Investment Company Status. The Company is not an “investment company”, or a Person “controlled by” an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

8H. No Untrue Statement of Material Fact. All information that has been made available by the Company or any of its representatives to the Purchasers in connection with the negotiation of this Agreement was, on or as of the dates on which such information was made available, complete and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.

8I. Annual Reports. A copy of the most recent Annual Report (5500 Series Form), including all attachments thereto, filed with the Internal Revenue Service for each Plan, has been provided to each Purchaser and fairly presents the funding status of each Plan as of the date of each such Annual Report. There has been no deterioration in any single Plan’s funding status, or, collectively, all of the Plan’s funding status since the date of such Annual Report that could reasonably be expected to have a Material Adverse Effect. The Company has provided each Purchaser with a list of all Plans and Multiemployer Plans and all available information with respect to direct, indirect, or potential withdrawal liability to any Multiemployer Plan of the Company or any member of a Controlled Group.

8J. Compliance with Laws. The Company and each of its Material Subsidiaries is in compliance with all laws, statutes, rules, regulations and orders binding on or applicable to the Company or such Material Subsidiary (including, without limitation, ERISA and all Environmental Laws) and all of their respective Property, subject to the possible implications of the litigation and proceedings described in Schedule 8J (as updated pursuant to the latest Request for Purchase delivered hereunder for which Notes have been accepted), and except to the extent failure to so comply could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from or will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under Section 502(i) of ERISA or a tax could be imposed pursuant to Section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 9B as to the source of funds to be used by it to purchase any Notes.

8K. Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all tax returns which to the knowledge of the Company are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, duties, levies, imposts, deductions, assessments, fees or other charges or withholdings imposed on it or any of its Property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be, or those the failure to pay which, in the aggregate, would not have a Material Adverse Effect); and (i) no material tax liens have been filed and (ii) to the knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges that would, if assessed, have a Material Adverse Effect, other than as disclosed in Schedule 8K (as updated pursuant to the latest Request for Purchase delivered hereunder for which Notes have been accepted).

8L. Material Subsidiaries. As of any Closing Day, Schedule 8L (as updated pursuant to the latest Request for Purchase delivered hereunder for which Notes have been accepted) contains an accurate list of all of the presently existing Subsidiaries and Material Subsidiaries, setting forth their respective jurisdictions of incorporation and the percentage of their respective outstanding capital stock or other equity interests owned by the Company or other Subsidiaries and all of the issued and outstanding shares of capital stock or other equity interests of the Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

8M. Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than the Purchaser(s) and not more than 10 other Institutional Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

8N. Foreign Assets Control Regulations, Etc.

(i) Neither the Company nor any Controlled Entity is (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”), (b) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (c) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (a), clause (b) or clause (c), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(ii) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (a) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (b) otherwise in violation of U.S. Economic Sanctions.

(iii) Neither the Company nor any Controlled Entity (a) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (b) to the Company’s actual knowledge, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (c) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (d) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers and employees with all laws, rules and regulations (federal, state and local), and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with all Anti-Money Laundering Laws and U.S. Economic Sanctions.

(iv) (a) Neither the Company nor any Controlled Entity (1) has been charged with, or convicted of bribery or any other anti-corruption related activity under any laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery or corruption (collectively, “Anti-Corruption Laws”), (2) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (3) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (4) has been or is the target of sanctions imposed by the United Nations or the European Union;

(b) To the Company’s actual knowledge, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Authority or a commercial counterparty for the purposes of: (1) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (2) inducing a Governmental Authority to do or omit to do any act in violation of the Governmental Authority’s lawful duty, or (3) inducing a Governmental Authority or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation that could reasonably result in material liability to the Company or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Authority or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers and employees with all laws, rules and regulations (federal, state and local), and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with Anti-Corruption Laws.

8O. Rule 144A. The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

9. REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser represents as follows:

9A. Nature of Purchase. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control. Such Purchaser is a “QIB” (as defined in Rule 144A under the Securities Act).

9B. Source of Funds. At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source is either (a) an insurance company pooled separate account, within the meaning of the PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi) the Source is a governmental plan; or

(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

9C. Independent Investigation. Each Purchaser has made its own independent investigation of the condition (financial and otherwise), prospects and affairs of the Company and its Subsidiaries in connection with its purchase of the Notes hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Company. No holder of Notes shall have any duty or responsibility to any other holder of Notes, either initially or on a continuing basis, to make any such investigation or appraisal or to provide any credit or other information with respect thereto. No holder of Notes is acting as agent or in any other fiduciary capacity on behalf of any other holder of Notes.

10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A. Yield-Maintenance Terms.

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

“Remaining Average Life” means, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4C or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

10B. Other Terms.

“Acceptance” has the meaning specified in paragraph 2B(6).

“Acceptance Day” has the meaning specified in paragraph 2B(6).

“Acceptance Window” has the meaning specified in paragraph 2B(6).

“Accepted Note” has the meaning specified in paragraph 2B(6).

“Acquisition Cash Flow” means, with respect to any Person or assets, franchises or businesses acquired by the Company or any of its Consolidated Subsidiaries, operating income for any period of determination plus any amounts deducted for depreciation, amortization and operating lease expense in determining operating income during such period (to the extent not included in Consolidated Operating Income for such period), all determined using historical financial statements of such Person, assets, franchises or businesses acquired with appropriate adjustments thereto in order to reflect such operating income, depreciation, amortization and operating lease expense on an actual historical combined pro forma basis as if such Person, assets, franchises or businesses acquired had been owned by the Company or one of its Consolidated Subsidiaries during the applicable period. Operating income as used in the preceding sentence will be determined for the acquired Person, assets, franchises or businesses using the same method prescribed for determining Consolidated Operating Income.

“Additional Covenant” means any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenant in paragraph 5 or 6 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Additional Default” means any provision contained in any document or instrument creating or evidencing Indebtedness of the Company or any Subsidiary which permits the holder or holders of Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in paragraph 7 of this Agreement, or related definitions in paragraph 10 of this Agreement.

“Affiliate” means, as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors or other persons performing similar functions of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Note Purchase and Private Shelf Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” has the meaning specified in paragraph 8N(iv)(a).

“Anti-Money Laundering Laws” has the meaning specified in paragraph 8N(iii).

“Authorized Officer” means the Company’s chief executive officer, its chief financial officer, any vice president of the Company designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company.

“Available Facility Amount” has the meaning specified in paragraph 2B(1).

“Blocked Person” has the meaning specified in paragraph 8N(i).

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City are required or authorized to be closed and (iii) for purposes of paragraph 2B(4) hereof only, a day on which Prudential is not open for business.

“Cancellation Date” has the meaning specified in paragraph 2B(9)(iv).

“Cancellation Fee” has the meaning specified in paragraph 2B(9)(iv).

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Change in Control” means

(a) The Coca-Cola Company and any of its wholly-owned Subsidiaries shall cease to own, beneficially and of record, at least 10% of the outstanding capital stock of the Company; or

(b) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this paragraph (b) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), other than (i) The Coca-Cola Company, (ii) other shareholders of the Company as of the date hereof and (iii) J. Frank Harrison III, his spouse and the lineal descendants of either of the foregoing (or trusts, corporations, partnerships, limited partnerships, limited liability companies or other estate planning vehicles for the benefit thereof), is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 50% of the aggregate voting power of all voting shares of the Company; or

(c) during any period of 25 consecutive calendar months, a majority of the Board of Directors of the Company shall no longer be composed of individuals (i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board and (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board.

“CISADA” has the meaning specified in paragraph 8N(i).

“Closing Day” means, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Request for Purchase of such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(8), the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in paragraph 2B(9)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Competitor” shall mean any Person primarily engaged in the businesses of bottling, distributing or transporting beverages or such other lines of business that the

Company is engaged in from time to time and of which the holders of the Notes have received written notice from the Company; provided, however, that in no event shall Competitor include any banks, insurance companies or other financial institutions.

“Compliance Certificate” means a certificate in substantially the form of Exhibit E.

“Confirmation of Acceptance” has the meaning specified in paragraph 2B(6).

“Consolidated” refers to the consolidation of accounts of the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Cash Flow” means, for any period, Consolidated Operating Income for such period plus (i) any amounts deducted for depreciation, amortization and operating lease expense, plus (ii) any impairment charges or asset write-down or write off related to intangible assets, long-lived assets and property, plant and equipment, solely to the extent that any such charges, write-down or write off described in this clause (ii) are non-cash items, in each case in determining Consolidated Operating Income, plus (iii) any non-cash pension charges related to benefit plan amendments or non-recurring or infrequent transactions, minus (iv) the amount of the sub-bottling fee payments made to The Coca-Cola Company or one of its Subsidiaries in consideration for exclusive distribution rights to the Company or one of its Consolidated Subsidiaries during such applicable period.

“Consolidated Cash Flow/Fixed Charges Ratio” means, at any time, the ratio of (i) Consolidated Cash Flow for the then most recently concluded period of four consecutive fiscal quarters of the Company to (ii) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means, for any period, the sum of (i) Consolidated Net Interest Expense for such period, (ii) the amount of obligations of the Company and its Consolidated Subsidiaries as lessees, on leases other than Capitalized Leases, accrued during such period and (iii) payments made or required to be made by the Company and its Consolidated Subsidiaries during such period under agreements providing for or containing covenants not to compete.

“Consolidated Funded Indebtedness” means, at any time, the aggregate outstanding principal amount of all Funded Indebtedness (other than (i) deferred compensation liabilities of the Company and its Consolidated Subsidiaries, (ii) Unfunded Benefit Liabilities of the Company and its Consolidated Subsidiaries and (iii) the amount of the sub-bottling fee liabilities to The Coca-Cola Company or one of its Subsidiaries in consideration for exclusive distribution rights to the Company or one of its Consolidated Subsidiaries) of the Company and its Consolidated Subsidiaries, determined and consolidated in accordance with GAAP.

“Consolidated Funded Indebtedness/Cash Flow Ratio” means, at any time, the ratio of (a) the aggregate amount of (i) Consolidated Funded Indebtedness and (ii) 50% of every Contingent Obligation of the Company and its Consolidated Subsidiaries, determined and consolidated in accordance with GAAP to (b) the aggregate of (i) Consolidated Cash Flow for the then most recently concluded period of four consecutive fiscal quarters of the Company and (ii) Acquisition Cash Flow for such period.

“Consolidated Net Interest Expense” means, for any period, the aggregate net amount of interest payments of the Company and its Consolidated Subsidiaries, determined and consolidated in accordance with GAAP, excluding, however, such amounts as arise from the amortization of capitalized interest, discount and fees reflected as an asset on the Company’s books and records on the date of this Agreement.

“Consolidated Operating Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries, before any deduction in respect of interest or taxes, determined and consolidated in accordance with GAAP, excluding, however, extraordinary items in accordance with GAAP (which shall include without limitation, in any event, any income, net of expenses, or loss realized by the Company or any Consolidated Subsidiary from any sale of assets outside the ordinary course of business, whether tangible or intangible, including franchise territories and securities).

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the financial obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit, but excluding the endorsement of instruments for deposit or collection in the ordinary course of business.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Affiliates that are under the Control of the Company and (ii) if the Company has a parent company, such parent company and its Affiliates under the Control of such parent company. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Default” means any of the events specified in paragraph 7A, whether or not any requirement for such event to become an Event of Default has been satisfied.

“Default Rate” means, at any time during the continuance of an Event of Default described in paragraph 7A(i) or (ii), a rate of interest per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law and (ii) the greater of (a) 2.0% over the rate of interest in effect immediately prior to such Event of Default and (b) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank, National Association from time to time in New York City as its Prime Rate.

“Delayed Delivery Fee” has the meaning specified in paragraph 2B(9)(iii).

“Environmental Laws” means any Federal, state or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act and the Federal Insecticide, Fungicide and Rodenticide Act, in each case, as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Event of Default” means any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility” has the meaning specified in paragraph 2B(1).

“Facility Fee” has the meaning specified in paragraph 2B(9)(i).

“Fitch” means Fitch Ratings and its successors.

“Fitch Rating” means, at any time, the rating of the long-term senior unsecured non-credit-enhanced debt obligations of the Company then outstanding most recently announced by Fitch.

“Funded Indebtedness” of a Person means (i) all liabilities of such Person of the kinds referred to in clauses (i), (ii), (iii), (iv) and (v) of the definition of “Indebtedness” herein, including without limitation commercial paper, of any maturity, and (ii) other indebtedness (including the current portion thereof) of such Person which would be classified in whole or part as a long-term liability of such Person in accordance with GAAP, and shall in any event include (i) any Indebtedness having a final maturity more than one year from the date of creation of such Indebtedness and (ii) any Indebtedness, regardless of its term, which is renewable or extendable by such Person (pursuant to the terms thereof or pursuant to a revolving credit or similar agreement or otherwise) to a date more than one year from the date of creation of such Indebtedness or any date of determination of Funded Indebtedness.

“GAAP” means generally accepted accounting principles, in the United States of America as in effect from time to time.

“Governmental Authority” means the federal government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Government Official” means any governmental official or employee, employee of any government owned or government controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Hazardous Materials” means petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, and radon gas, any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar meaning and regulatory effect, under any Environmental Law and any other substance exposure to which is regulated under any Environmental Law.

“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

“Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“Including” means, unless the context clearly requires otherwise, “including without limitation”.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (excluding accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or similar instruments, (v) Capitalized Lease Obligations, (vi) net Rate Hedging Obligations, (vii) Contingent Obligations in respect of Indebtedness, (viii) obligations for which such Person is obligated pursuant to or in respect of a letter of credit and (ix) repurchase obligations or liabilities of such Person with respect to accounts, notes receivable or securities sold by such Person.

“INHAM Exemption” has the meaning set forth in paragraph 9B.

“Institutional Investor” means any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation) or “accredited investor” (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation).

“Issuance Period” has the meaning specified in paragraph 2B(2).

“Lien” means any lien, mortgage, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement having substantially the same effect as a lien, including, without limitation, the lien or retained security title of a conditioned vendor.

“Margin Stock” means margin stock within the meaning of Regulation U.

“Material Adverse Change” or “Material Adverse Effect” means a material adverse change in or, as the case may be, effect on (i) the business, condition (financial or otherwise), or operations of the Company and its Consolidated Subsidiaries taken as a whole, (ii) the legality, validity or enforceability of this Agreement or (iii) the ability of the Company to pay and perform its obligations hereunder or under the Notes.

“Material Credit Facility” means, as to the Company and its Subsidiaries,

(a) the Senior Credit Agreement; and

(b) any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $50,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).

“Material Indebtedness” has the meaning set forth in 7A.

“Material Subsidiary” means a Subsidiary which (i) owns, leases or occupies any building, structure or other facility used primarily for the bottling, canning or packaging of soft drinks or soft drink products or warehousing and distributing of such products, other than any such building, structure or other facility or portion thereof, which is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety, (ii) is a party to any contract with respect to the bottling, canning, packaging or distribution of soft drinks or soft drink products, other than any such contract which is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety, and in any event includes each of the Subsidiaries indicated as Material Subsidiaries listed in Schedule 8L as of the date hereof (as updated pursuant to the latest Request for Purchase delivered hereunder for which Notes have been accepted), and (iii) any Subsidiary of the Company that would qualify as a “significant subsidiary” under Regulation S-X of the Securities and Exchange Commission (or its successor agency).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Moody’s Rating” means, at any time, the rating of the long-term senior unsecured non-credit-enhanced debt obligations of the Company then outstanding most recently announced by Moody’s.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Company or any member of a Controlled Group has or had an obligation to contribute.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” has the meaning set forth in paragraph 9B.

“Noteholder’s Pro Rata Share” means, at any time, (i) the aggregate principal amount of the Notes, divided by (ii) the aggregate principal amount of the Notes plus the “Revolving Credit Commitment”, as defined in the Senior Credit Agreement.

“Note Document” shall mean, collectively, this Agreement, the Notes and any guaranty, other agreement or instrument executed in connection with the foregoing.

“Notes” has the meaning specified in paragraph 1.

“OFAC” has the meaning specified in paragraph 8N(i).

“OFAC Listed Person” has the meaning specified in paragraph 8N(i).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate signed in the name of the Company by an Authorized Officer of the Company.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor.

“Person” means and include an individual, a partnership, a joint venture, a corporation (including a business trust), a limited liability company, a joint stock company, a trust, an unincorporated association, a joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) to which Section 4021 of ERISA applies and (i) which is maintained for employees of the Company or any member of a Controlled Group or (ii) to which the Company or any member of a Controlled Group made, or was required to make, contributions at any time within the preceding five years.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Prudential” means PGIM, Inc.

“Prudential Affiliate” means (a) any corporation or other entity controlling, controlled by, or under common control with, Prudential, or (b) any managed account or investment fund which is managed by Prudential or a Prudential Affiliate described in clause (a) of this definition. For purposes of this definition, the terms

“control”, “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s voting stock or equivalent voting securities or interests.

“Purchasers” means with respect to any Accepted Notes, the Prudential Affiliate(s), and their respective successors and assigns, which are purchasing such Accepted Notes.

“QPAM Exemption” has the meaning set forth in paragraph 9B.

“Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

“Regulations T, U and X” means Regulations T, U and X issued by the Board of Governors of the Federal Reserve System, as from time to time amended.

“Reportable Event” means (i) a reportable event described in Section 4043 of ERISA and regulations thereunder (other than reportable events for which notice has been waived pursuant to PBGC regulations), (ii) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, or (iii) a cessation of operations at a facility causing more than 20% of Plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA.

“Request for Purchase” has the meaning specified in paragraph 2B(4).

“Required Holder(s)” means the holder or holders of at least 51% of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding.

“Rescheduled Closing Day” has the meaning specified in paragraph 2B(8).

“Responsible Officer” means the President, the Chief Accounting Officer, the Treasurer or the Chief Financial Officer of the Company.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“S&P Rating” means, at any time, the rating of the long-term senior unsecured, non-credit-enhanced debt obligations of the Company then outstanding most recently announced by S&P.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Agreement” means that Amended and Restated Credit Agreement, dated as of October 16, 2014, among Coca-Cola Bottling Co. Consolidated as borrower, the lenders from time to time party thereto, Branch Banking and Trust Company, as documentation Agent, Citibank, N.A. and Wells Fargo Bank, National Association, as co-syndication agents, and JPMorgan Chase Bank, N.A. as administrative agent, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof.

“Series” has the meaning specified in paragraph 1.

“Shelf Note” has the meaning specified in paragraph 1.

“Significant Holder” means (i) Prudential, so long as Prudential and all Prudential Affiliates, collectively, shall hold (or be committed under this Agreement to purchase) at least 20% of the aggregate principal amount of the Notes, or (ii) any other holder that, together with its Affiliates shall hold (or be committed under this Agreement to purchase) at least 20% of the aggregate principal amount of the Notes from time to time outstanding (provided that only one holder may visit and inspect properties on behalf of the holder and its Affiliates).

“Source” has the meaning set forth in paragraph 9B.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided that, notwithstanding the foregoing, Piedmont Coca-Cola Bottling Partnership, a Delaware general partnership, shall be deemed to be a Subsidiary of the Company so long as the Company owns a greater than 50% economic interest therein.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Transferee” means any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” has the meaning specified in paragraph 8N(i).

“Unfunded Benefit Liabilities” means the sum of (i) the amount (if any) by which the present value of all vested and unvested accrued benefits under a single employer plan, as defined in Section 4001(a)(15) of ERISA, exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using the PBGC actuarial assumptions utilized for purposes of determining the current liability for purposes of such valuation and (ii) the accrued liabilities for benefits under the post-retirement benefit plan of the Company and its Consolidated Subsidiaries, determined in accordance with GAAP.

10C. Accounting Principles, Terms and Determinations. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in paragraph 8C. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) by excluding from Consolidated Cash Flow all non-cash credits or charges resulting from commodity hedging transactions. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and the Company so requests, the holders of the Notes and the Company will negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein.

11. MISCELLANEOUS.

11A. Note Payments. So long as any Purchaser shall hold any Note, the Company will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 1:00 PM, New York City time, on the date due) to (i) the account or accounts of such Purchaser specified in the Confirmation of Acceptance with respect to such Note in the case of any Shelf Note or (ii) such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A. No holder shall be required to present or surrender any Note or make any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, the applicable holder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office.

11B. Expenses; Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save Prudential, each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) (A) all stamp and documentary taxes and similar charges, (B) costs of obtaining a private placement number for the Notes and (C) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the issuance of the Notes; (ii) reasonable document production and duplication charges and the reasonable fees and expenses of counsel engaged by the Purchasers and Transferees (but limited to those fees and expenses of (1) one external counsel, (2) to the extent reasonably required, one local counsel in each relevant jurisdiction, and (3) to the extent reasonably required, one regulatory counsel for such Persons) in connection with (A) this Agreement and the transactions contemplated hereby and (B) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such the proposed action shall be effected or granted; (iii) the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of such Purchaser’s or such Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and (iv) any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

The Company will promptly pay or reimburse each Purchaser or holder of a Note (upon demand, in accordance with each such Purchaser’s or holder’s written instructions) for all fees and costs paid or payable by such Purchaser or holder to the SVO in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the SVO or any successor organization acceding to the authority thereof.

The Company shall indemnify each holder of the Notes and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Notes, any other Note Documents, the performance by the parties hereto of their respective obligations hereunder or under the Notes, the other Note Documents or the consummation of the transactions contemplated hereby or thereby, (ii) any Notes or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of the Company’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Note.

11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) with the written consent of the holders of all Notes of a particular Series at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to postpone the maturity thereof or the date of any scheduled payments, to reduce the principal thereof, or to reduce the rate, method of computation or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, or affect the time, amount or allocation of any prepayment, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this

Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2B may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2B and paragraph 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D. Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to (i) reflect any principal amount not evenly divisible by $100,000 or (ii) enable the registration of transfer by a holder of its entire holding of Notes. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense and within five Business Days of receipt of such Notes, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense and within five Business Days of receipt of such Notes, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not; provided, however, that, so long as no Event of Default has occurred and is continuing, no Competitor may acquire any Notes hereunder without the prior written consent of the Company. The applicable Purchaser shall give the Company prompt written notice of any assignment of a Note.

11H. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of an Event of Default or Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holders to prohibit (through equitable action or otherwise) the taking of any action by the Company or a Subsidiary which would result in an Event of Default or Default.

11I. Notices. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Shelf Notes) or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such other holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 4100 Coca-Cola Plaza, Charlotte, NC 28211. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2.

11J. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, then and in such event payment shall be made on the next succeeding Business Day, but shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

11K. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11L. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11M. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser, to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11N. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK IN ACCORDANCE WITH THE PROVISIONS OF §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

11O. Consent to Jurisdiction; Waiver or Immunities. The Company hereby irrevocably submits to the jurisdiction of any New York state or Federal court sitting in New York in any action or proceeding arising out of or relating to this Agreement, and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in New York state or Federal court. The Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Company agrees and irrevocably consents to the service of any and all process in any such action or proceeding by the mailing, by registered or certified U.S. mail, or by any other means or mail that requires a signed receipt, of copies of such process to CT Corporation System at 1633 Broadway, New York, New York 10019. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this paragraph 11O shall affect the right of any holder of the Notes to serve legal process in any other manner permitted by law or affect the right of any holder of the Notes to bring any action or proceeding against the Company or its property in the courts of any other jurisdiction. To the extent that the Company has or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this agreement.

11P. WAIVER OF JURY TRIAL. THE COMPANY AND THE HOLDERS OF THE NOTES AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE HOLDERS OF THE NOTES AND THE COMPANY EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS BUSINESS RELATIONSHIP, THAT EACH

HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE HOLDERS OF THE NOTES AND THE COMPANY FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11Q. Severalty of Obligations. The sales of Notes to the Purchasers are to be several sales, and the obligations of Prudential and the Purchasers under this Agreement are several obligations. No failure by Prudential or any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and neither Prudential nor any Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other such Person hereunder.

11R. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11S. Binding Agreement. When this Agreement is executed and delivered by the Company and PGIM, Inc. This Agreement shall also inure to the benefit of each Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

11T. Maximum Interest Payable. The Company, each Purchaser and any other holder of the Notes specifically intend and agree to limit contractually the amount of interest payable under this Agreement, the Notes and all other instruments and agreements related hereto and thereto to the maximum amount of interest lawfully permitted to be charged under applicable law. Therefore, none of the terms of this Agreement, the Notes or any instrument pertaining to or relating to this Agreement or the Notes shall ever be construed to create a contract to pay interest at a rate in excess of the maximum rate permitted to be charged under applicable law, and neither the Company, any guarantor nor any other party liable or to become liable hereunder, under the Notes, any guaranty or under any other instruments and agreements related hereto and thereto shall ever be liable for interest in excess of the amount determined at such maximum rate, and the provisions of this paragraph 11T shall control over all other provisions of this Agreement, the Notes, any guaranty or any other instrument pertaining to or relating to the transactions herein contemplated. If any amount of interest taken or received by a Purchaser or any holder of a Note shall be in excess of said maximum amount of interest which, under applicable law, could lawfully have been collected by such Purchaser or such holder incident to such transactions, then such excess shall be deemed to have been the result of a mathematical error by all parties hereto and shall be refunded promptly by the Person receiving such amount to the party paying such amount, or, at the option of the recipient, credited ratably against the unpaid principal amount of the Note or Notes held by a Purchaser or such holder, respectively. All amounts paid or agreed to be paid in connection with such transactions which would under applicable law be deemed “interest” shall, to the extent permitted by such applicable law, be amortized, prorated, allocated and spread throughout the stated term of this Agreement and the Notes. “Applicable law” as used in this paragraph means that law in effect from time to time which permits the charging and collection of the highest permissible lawful, nonusurious rate of interest on the transactions herein contemplated including laws of the State of New York and of the United States of America, and “maximum rate” as used in this paragraph means, with respect to each of the Notes, the maximum lawful, nonusurious rates of interest (if any) which under applicable law may be charged to the Company from time to time with respect to such Notes.

11U. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

11V. Transaction References. The Company agrees that Prudential Capital Group may (a) refer to its role in originating the purchase of the Notes from the Company, as well as the identity of the Company and the maximum aggregate principal amount of the Shelf Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference, provided that the Company has consented in writing to each such reference, which consent may not be unreasonably withheld, qualified or delayed.

[Signature pages to follow]

Very truly yours,

COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ Clifford M. Deal, III
Name:	Clifford M. Deal, III
Title:	Senior Vice President & Chief Financial Officer

The foregoing Agreement is hereby accepted as of the date first above written.

PGIM, INC.

By:	/s/ Ashley Dexter
Vice President

SCHEDULE 6B

EXISTING LIENS

NONE

SCHEDULE 6E

PERMITTED INDEBTEDNESS

1. Lease Agreement, dated as of December 18, 2006, between the CCBCC Operations, LLC and Beacon Investment Corporation, related to the Company’s corporate headquarters and an adjacent office building in Charlotte, North Carolina.

2. Lease Agreement, dated as of December 15, 2000, between the Company and Harrison Limited Partnership One, related to the Snyder Production Center in Charlotte, North Carolina and a distribution center adjacent thereto. The Company reserves the right to assign this lease to a Subsidiary.

3. Lease Agreement, dated as of January 3, 2011, between the Company and Crown-Raleigh III, LLC, related to the Company’s sales distribution facility in Clayton, North Carolina. The Company reserves the right to assign this lease to a Subsidiary.

4. Lease Agreement, dated as of January 13, 2011, between the Company and DCT Mid South Logistics V LP, related to the Company’s sales distribution facility in LaVergne, Tennessee. The Company reserves the right to assign this lease to a Subsidiary.

SCHEDULE 8E

ACTIONS PENDING

NONE

SCHEDULE 8K

TAX CLAIMS

NONE

SCHEDULE 8J

LITIGATION

NONE

SCHEDULE 8L

SUBSIDIARIES AND MATERIAL SUBSIDIARIES

Entity’s Legal Name	Incorporated/ Organized	Ownership By	Percent Owned

Material Subsidiaries:

CCBCC Operations, LLC	DE	Coca-Cola Bottling Co. Consolidated	100%

CCBC of Wilmington, Inc.	DE	Piedmont Coca-Cola Bottling Partnership	100%
Coca-Cola Ventures, Inc.	DE	Coca-Cola Bottling Co. Consolidated	100%

Piedmont Coca-Cola Bottling Partnership	DE	Coca-Cola Ventures, Inc.	77%

Red Classic Transportation Services, LLC	NC	Red Classic Services, LLC	100%

Tennessee Soft Drink Production Company	TN	CCBCC Operations, LLC	100%

Other Subsidiaries:

CCBCC, Inc.	DE	Coca-Cola Bottling Co. Consolidated	100%

Chesapeake Treatment Company, LLC	NC	CCBCC Operations, LLC	100%

Consolidated Beverage Co.	DE	Coca-Cola Bottling Co. Consolidated	100%

Consolidated Real Estate Group, LLC	NC	Coca-Cola Bottling Co. Consolidated	100%

Data Ventures, Inc.	NC	Coca-Cola Bottling Co. Consolidated	100%

Heath Oil Co., Inc.	SC	CCBCC Operations, LLC	100%

TXN, Inc.	DE	Data Ventures, Inc.	100%

Swift Water Logistics, Inc.	NC	Coca-Cola Bottling Co. Consolidated	100%

Data Ventures Europe, BV	Netherlands	Data Ventures, Inc.	100%

Equipment Reutilization Solutions, LLC	NC	CCBCC Operations, LLC	100%

Red Classic Services, LLC	NC	Coca-Cola Bottling Co. Consolidated	100%

Red Classic Equipment, LLC	NC	Red Classic Services, LLC	100%

Red Classic Transit, LLC	NC	Red Classic Transportation Services, LLC	100%

Red Classic Contractor, LLC	NC	Red Classic Transportation Services, LLC	100%

2

EXHIBIT A

FORM OF SHELF NOTE

COCA-COLA BOTTLING CO. CONSOLIDATED

[        ]% Senior Note, Series         , Due [                ,         ]

No. [            ]

PPN[                    ]

ORIGINAL PRINCIPAL AMOUNT:

ORIGINAL ISSUE DATE:

INTEREST RATE:

INTEREST PAYMENT DATES:

FINAL MATURITY DATE:

PRINCIPAL PREPAYMENT DATES AND AMOUNTS:

For Value Received, the undersigned, COCA-COLA BOTTLING CO. CONSOLIDATED (the “Company”), a corporation organized and existing under the laws of the State of [                    ], hereby promises to pay to [                    ], or registered assigns, the principal sum of [                        ] Dollars [on the Final Maturity Date specified above (or so much thereof as shall not have been prepaid),] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above if no Event of Default has occurred and is continuing, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on the unpaid balance hereof at the Default Rate (as defined in the Note Purchase Agreement referred to below) if an Event of Default has occurred and is continuing, and to the extent permitted by law on any overdue payment of interest and any Yield-Maintenance Amount (as defined in the Note Purchase Agreement referred to below), payable at the Default Rate on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of, interest on and any Yield-Maintenance Amount with respect to this Note are to be made in lawful money of the United States of America at such place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to the Note Purchase and Private Shelf Agreement, dated as of June 10, 2016 (as from time to time amended, the “Note Purchase Agreement”), among the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer in accordance with the terms of the Note Purchase Agreement accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Yield-Maintenance Amount) and with the effect provided in the Note Purchase Agreement.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAW OF SUCH STATE IN ACCORDANCE WITH THE PROVISIONS OF §5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

COCA-COLA BOTTLING CO. CONSOLIDATED

By:
Name:
Title:

EXHIBIT A-2

EXHIBIT B

[FORM OF FUNDS DELIVERY INSTRUCTION]

[Company’s Letterhead]

[List Purchasers]

c/o Prudential Capital Group

1075 Peachtree St., Suite 3600

Atlanta, GA 30309

Re: Funds Delivery Instruction

Ladies and Gentlemen:

As contemplated by paragraph 2 of the Note Purchase and Private Shelf Agreement, dated as of June 10, 2016, between us, the undersigned hereby instructs you to deliver, on the Closing Day, the proceeds of the Notes in the manner required by paragraph 2 to the undersigned’s account identified below:

Account Name:

Account No:

Bank:

Bank City & State:

Bank ABA No:

Reference:

This instruction has been executed and delivered by an authorized representative of the undersigned.

Very truly yours,

COCA-COLA BOTTLING CO. CONSOLIDATED

By:
Title:

EXHIBIT C

FORM OF REQUEST FOR PURCHASE

COCA-COLA BOTTLING CO. CONSOLIDATED

Reference is made to the Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of June 10, 2016 between COCA-COLA BOTTLING CO. CONSOLIDATED (the “Company”), on the one hand, and PGIM, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to paragraph 2B(4) of the Agreement, the Company hereby makes the following Request for Purchase:

1.	Aggregate principal amount of the Shelf Notes covered hereby (the “Notes”) $ 1

2.	Individual specifications of the Notes:

Principal Amount	Final Maturity Date	Principal Prepayment Dates and Amounts	Interest Payment Period

[ ] in arrears

3.	Use of proceeds of the Notes:

4.	Proposed day for the closing of the purchase and sale of the Notes:

5.	The purchase price of the Notes is to be transferred to:

Name and Address and ABA Routing Number of Bank	Number of Account

1	Minimum principal amount of $25,000,000.

6. The Schedules to the Agreement to be updated in connection with the issuance of the Notes are restated in full, in the form attached hereto (the “Updated Schedules”), and marked to show changes from the existing corresponding Schedules to the Credit Agreement.

7. The Company certifies that (a) after incorporating the information, if any, contained in the Updated Schedules, the representations and warranties contained in paragraph 8 of the Agreement are true in all material respects on and as of the date of this Request for Purchase and (b) that there exists on the date of this Request for Purchase no Event of Default or Default.

8. The Issuance Fee to be paid pursuant to the Agreement will be paid by the Company on the Closing Day.

Dated:

COCA-COLA BOTTLING CO. CONSOLIDATED

By:
Title:

EXHIBIT C-2

EXHIBIT D

FORM OF CONFIRMATION OF ACCEPTANCE

Reference is made to the Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of June 10, 2016 between COCA-COLA BOTTLING CO. CONSOLIDATED (the “Company”), on the one hand, and PGIM, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Prudential or the Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in paragraph 9 of the Agreement, and agrees to be bound by the provisions of paragraphs 2B(6) and 2B(8) of the Agreement relating to the purchase and sale of such Notes and by the provisions of the second sentence of paragraph 11A of the Agreement.

Pursuant to paragraph 2B(6) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.	Accepted Notes: Aggregate principal amount $

(A)	(a)	Name of Purchaser:
	(b)	Principal amount:
	(c)	Final maturity date:
	(d)	Principal prepayment dates and amounts:
	(e)	Interest rate:
	(f)	Interest payment period: [ ] in arrears
	(g)	Payment and notice instructions: As set forth on attached
Purchaser Schedule

(B)	(a)	Name of Purchaser:
	(b)	Principal amount:
	(c)	Final maturity date:
	(d)	Principal prepayment dates and amounts:
	(e)	Interest rate:
	(f)	Interest payment period: [ ] in arrears
	(g)	Payment and notice instructions: As set forth on attached
Purchaser Schedule

[(C), (D) same information as above.]

II.	Closing Day:

III.	Facility Fee:

Dated:

[PGIM, INC.]

By
Vice President

[PRUDENTIAL AFFILIATE]

By
Vice President

Acknowledged and Agreed:

COCA-COLA BOTTLING CO. CONSOLIDATED

By:
Name:
Title:

[ATTACH PURCHASER SCHEDULES]

EXHIBIT D-2

EXHIBIT E

[FORM OF COMPLIANCE CERTIFICATE]

To:	[List Purchasers]

This Compliance Certificate is furnished pursuant to that certain Note Purchase and Private Shelf Agreement dated as of June 10, 2016 (as amended, modified, renewed or extended from time to time, the “Agreement”) between COCA-COLA BOTTLING CO. CONSOLIDATED (the “Company”), on the one hand, and PGIM, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected Chief Financial Officer of the Company;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Company’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this [            ] day of [                ], 20[    ].

[Signature page to follow]

COCA-COLA BOTTLING CO. CONSOLIDATED

By
Chief Financial Officer